EXHIBIT 4.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF
SERIES B-1 AND SERIES B-2 CONVERTIBLE PREFERRED STOCK
OF
ECO2 PLASTICS, INC.
a Delaware corporation

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Rodney S. Rougelot, certifies that:

1. He is the duly acting Chief Executive Officer and Secretary of ECO2 PLASTICS, INC., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors by the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which authorizes 500,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which no shares are issued and outstanding, and pursuant to the provisions of the Delaware General Corporation Law, said Board of Directors, pursuant to unanimous written consent dated April 25, 2008, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that two series of preferred stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting each such series and the designation of each such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, each new series of preferred stock as follows:

(a) Designation.  The first series of preferred stock is hereby designated Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”).  The second series of preferred stock is hereby designated Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock” and, together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”).

(b) Authorized Shares.  The number of authorized shares constituting the Series B-1 Preferred Stock shall be 336,240,039.  The number of authorized shares constituting the Series B-2 Preferred Stock shall be 10,916,547.

(c) Original Issue Price.  The Original Issue Price of the Series B-1 Preferred Stock shall be $0.020 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  The Original Issue Price of the Series B-2 Preferred Stock shall be $0.025 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

(d) Dividends.  Commencing on the dates of issuance of the Series B Preferred Stock and the Series A Convertible Preferred Stock of the Corporation (the “Series A Preferred Stock” and, together with the Series B Preferred Stock, the “Senior Preferred Stock”), and subject to the rights of any series of Preferred Stock that may from time to time come into existence, each holder of an outstanding share of Senior Preferred Stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, dividends at a rate equal to 5% per share of the Original Issue Price of such share of Senior Preferred Stock (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per annum prior and in preference to the holders of the Corporation’s Common Stock (the “Common Stock”), and in preference to the holders of any other equity securities of the Corporation that may from time to time come into existence to which the Senior Preferred Stock ranks senior (such junior securities, together with the Common Stock, “Junior Securities”).  No dividends will be paid on Junior Securities in any year unless such dividends of the Senior Preferred Stock are paid in full or declared and set apart.  Additionally, whenever the Corporation shall pay a dividend on the Common Stock, each holder of a share of Senior Preferred Stock shall be entitled to receive, at the same time the dividend is paid on the Common Stock, out of the assets of the Corporation legally available therefor, a dividend equal to the amount that would have been paid in respect of the Common Stock issuable upon conversion of such share of Senior Preferred Stock immediately prior to the close of business on the record date for determining the holders entitled to receive such dividend on the Common Stock, or, if no such record is taken, the date on which the record holders of Common Stock entitled to such dividend is determined.

(e) Liquidation Preference.

(i) Preference upon Liquidation, Dissolution or Winding Up.  In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the rights of any series of Preferred Stock that may from time to time come into existence, holders of each outstanding share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, before any payment shall be made to the holders of the Common Stock, the Series A Preferred Stock, or any other stock of the Corporation ranking junior to the Series B Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation, an amount per share of Series B Preferred Stock equal to (x) the Original Issue Price of such Series B Preferred Stock (as adjusted for any stock splits, stock dividends or recapitalizations of the Series B Preferred Stock) plus (y) any declared but unpaid dividends on such share.  The foregoing preferential amount shall be subject to increase as set forth in Section 2(e)(vii) below.  The holders of the Series B Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets available to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series B Preferred Stock. Each holder of the Series B Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series B Preferred Stock held by such holder bears to the total number of shares of Series B Preferred Stock.  Such payment shall constitute payment in full to the holders of the Series B Preferred Stock upon the liquidation, dissolution or winding up of the Corporation.  After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series B Preferred Stock, so as to be available for such payment, such holders of Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii) Consolidation, Merger and Other Corporate Events.  Unless otherwise agreed by the holders of a majority of the then outstanding Series B Preferred Stock, (A) A consolidation or merger of the Corporation (except into or with a subsidiary corporation), (B) any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsection (v), (vi), (vii) or (ix) of paragraph (g)), or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation requiring approval of the Corporation’s stockholders shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (e); provided, however, in the case of a merger, if (a) the Corporation is the surviving entity, (b) the Corporation’s shareholders retain, solely in respect of the shares of capital stock of the Corporation held by them prior to the merger, a majority of the shares of the surviving entity, and (c) the Corporation’s directors hold a majority of the seats on the board of directors of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this paragraph (e).  In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series B Preferred Stock, or any stock splits, be deemed a “reclassification” under or otherwise limited by the terms hereof.

(iii) Change of Control.  A “Change of Control” of the Corporation means such time as (A) the Corporation shall consummate a merger, consolidation or similar transaction approved by the Board of Directors, or there shall occur the consummation of a tender offer for, or other acquisition of, Common Stock, in which an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof (a “Person”) or group (as such term is defined in Rule 13d-5 under the Exchange Act) of Persons who are not stockholders of the Company immediately following the initial issuance of the Series B Preferred Stock become the beneficial owners (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of 45% or more of the voting power of the outstanding shares of Common Stock, (B) the majority of the seats of the Board of Directors is occupied by persons other than the directors occupying such seats as of the date of the initial issuance of shares of Series B preferred Stock (the “Current Directors”) or persons nominated by Current Directors or their nominated successors, or (C) there shall occur a change in the Chief Executive Officer of the Corporation without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock.  A Change of Control will be treated as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (e), except as otherwise agreed by holders of a majority of the then outstanding Series B Preferred Stock.

(iv) Distribution of Cash and Other Assets.  In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (e), which valuation shall be determined in good faith by the Board of Directors and shall be conclusive.  Any securities shall be valued as follows:

(A)           Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)           If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3)           If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(v) Distribution to Junior Security Holders.  After the payment or distribution to the holders of the Series B Preferred Stock of the full preferential amounts aforesaid, the holders of the Series A Preferred Stock and Common Stock then outstanding, or any other stock of the Corporation ranking junior to the Series B Preferred Stock as to assets upon liquidation, dissolution or winding up of the Corporation, shall be entitled to receive all of the remaining assets of the Corporation available for distribution.

(vi) Preference; Priority.  References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series B Preferred Stock shall be senior to the Series A Preferred Stock and the Common Stock of the Corporation with regard to liquidation, dissolution or winding up of the Corporation.

(vii) Greater-of Treatment.  Notwithstanding Section 2(e)(i) above, for purposes of determining the amount each holder of Series B Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation (including without limitation the events to be treated as a liquidation, dissolution or winding up as set forth in Sections 2(e)(ii) and 2(e)(iii) above), the holders of Series B Preferred Stock shall receive at the closing of such event (and at each date after the closing of such event on which additional amounts, such as earn out payments, escrow amounts or other contingent payments are paid to stockholders of the Corporation as a result of the event, but only to the extent of such additional amount), an amount equal to the greater of (A) the amount specified in Section 2(e)(i) above, and (B) the amount that the holders of Series B Preferred Stock would have been entitled to receive had the holders of all Senior Preferred Stock and, if any, all convertible stock ranking junior to the Series B Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation, converted their shares into Common Stock immediately prior to such event at the then applicable conversion price for such shares.

(f) Voting Rights.

(i)           Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Corporation, on all matters except as required by law or as set forth herein, voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock.  With respect to all such matters, each issued and outstanding share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series B Preferred Stock into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

(ii)           For so long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall be necessary to take any of the following actions, however effected, whether by amendment, merger, consolidation, recapitalization or otherwise:

(A)           any transactions with affiliates, except on an arms-length basis;

(B)           authorize, create or issue any class or classes of any now or hereafter authorized capital stock of the Corporation ranking senior to, or on a parity with (as to rights upon a liquidation, dissolution or winding up of the affairs of the Corporation or upon a Change of Control, or dividend rights or rights of redemption) the Series B Preferred Stock or any securities exercisable or exchangeable for, or convertible into, any now or hereafter authorized capital stock of the Corporation ranking senior to, or on a parity with (as to rights upon a liquidation, dissolution or winding up of the affairs of the Corporation or upon a Change of Control, or dividend rights or rights of redemption) the Series B Preferred Stock (including, without limitation, the issuance of any shares of Series B Preferred Stock (other than shares of Series B Preferred Stock issued as a stock dividend or in a stock split) after the date the Series B Preferred Stock is originally issued), or reclassify any existing security to be senior to, or on a parity with, the Series B Preferred Stock as to such rights;

(C)           any increase or decrease in the total authorized shares of Series B Preferred Stock;

(D)           any amendment to the rights, preferences or privileges of the Series B Preferred Stock;

(E)           any bankruptcy filing or liquidation of the Corporation or any significant subsidiary;

(F)           any payment of any dividend or distribution on any shares of capital stock of the Corporation (other than dividends paid on the Preferred Stock); and

(G)           the purchase or redemption of any shares of now or hereafter authorized capital stock (except for the purchase or redemption from service providers, employees, directors and consultants, at a price not to exceed the original issuance price thereof, pursuant to agreements providing the Corporation with repurchase rights upon termination of their services to the Corporation).

(iii)           For so long as forty percent (40%) or more of the total amount of Series B Preferred Stock initially issued remain outstanding, holders of Series B Preferred Stock, voting separately as a single class, shall have the right to elect three directors to the Corporation’s Board of Directors.  In the case of any vacancy in the office of a director elected by the holders of the Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant.  Any director who shall have been elected by the holders of the Series B Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, given either at an annual meeting of the Corporation’s stockholders or at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.  Any such act shall become effective on the date fixed in the notice to the Corporation thereof, or upon the delivery thereof to the Corporation, whichever is later, without the need for any other corporate procedure or action.  For avoidance of any doubt, the appointment of a director as aforesaid, the dismissal or replacement of any director so appointed, shall be by written notice given to the Corporation by the party or parties designating the director pursuant to the procedures set forth above.

(g) Conversion Rights.  The holders of Series B Preferred Stock will have the following conversion rights:

(i) Right to Convert.  Subject to and in compliance with the provisions of this paragraph (g), any issued and outstanding shares of Series B Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein.

(ii) Automatic Conversion.  Subject to and in compliance with the provisions of this paragraph (g), upon election by holders of a majority of the then outstanding shares of Series B Preferred Stock, all issued and outstanding shares of Senior Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion.

(iii) Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  Promptly following a conversion pursuant to paragraph (g)(ii) above, the Corporation shall send each holder of Series B Preferred Stock a written notice thereof.  Thereafter, as soon as practicable following the surrender of one or more certificates representing the Series B Preferred Stock that is so converted, the Corporation shall issue and deliver to such holder one or more certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof.

(iv) Conversion Price.  The number of shares into which one share of Series B-1 Preferred Stock shall be convertible shall be determined by dividing the Original Issue Price of the Series B-1 Preferred Stock by the then existing Series B-1 Conversion Price (as set forth below).  The number of shares into which one share of Series B-2 Preferred Stock shall be convertible shall be determined by dividing the Original Issue Price of the Series B-2 Preferred Stock by the then existing Series B-2 Conversion Price (as set forth below).  The “Series B-1 Conversion Price” shall initially be equal to the Original Issue Price of the Series B-1 Preferred Stock, and the “Series B-2 Conversion Price” shall initially be equal to the Original Issue Price of the Series B-2 Preferred Stock, and each of the foregoing shall be subject to adjustment upon the occurrence of any event in paragraph (g)(v)-(vii).

(v) Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time, or from time to time after the date shares of the Series B Preferred Stock are first issued (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Series B-1 Conversion Price and the Series B-2 Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series B-1 Conversion Price and the Series B-2 Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph (g)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi) Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series B-1 Conversion Price and the Series B-2 Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B-1 Conversion Price and the Series B-2 Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B-1 Conversion Price and the Series B-2 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Series B-1 Conversion Price and the Series B-2 Conversion Price shall be adjusted pursuant to this paragraph (g)(vi) as of the time of actual payment of such dividends or distributions.

(vii) Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series B Preferred Stock.

(viii) Adjustment for Reclassification Exchange or Substitution.  If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(ix) Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (g) (including adjustment of the Series B-1 Conversion Price and the Series B-2 Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(x) Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series B-1 Conversion Price and the Series B-2 Conversion Price or the securities issuable upon conversion of the Series B Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xi) Notices of Record Date.  In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or Person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail, via facsimile, regular or electronic mail or nationally recognized overnight courier service, to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xii) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation’s Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

(xiii) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiv) Notices. Any notice required by the provisions of this paragraph (g) to be given to the holders of shares of Series B Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile, electronic mail or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xv) Payment of Taxes.  The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock.

(xvi) No Dilution or Impairment.  The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series B Preferred Stock.

(h) No Reissuance of Preferred Stock.  Any shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series B Preferred Stock that the Corporation shall be authorized to issue.  All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation or in any certificate of designations creating a series of preferred stock or any similar stock or as otherwise required by law.

(i) Not Redeemable.  The Series B Preferred Stock is not redeemable, except that, in the event of a Change of Control that is deemed by the Corporation to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 2(e)(iii) above, holders of a majority of the then outstanding shares of Series B Preferred Stock can require redemption of the Series B Preferred Stock at the Original Issue Price of such Series B Preferred Stock (as adjusted for any stock splits, stock dividends or recapitalizations of the Series B Preferred Stock) plus any accrued and unpaid dividends, and any such shares of Series B Preferred Stock so requested to be redeemed, but not repurchased on the designated repurchase date, will begin to accrue dividends at an annual rate equal to 6% of the Original Issue Price of such Series B Preferred Stock per share of Series B Preferred Stock held, compounded semiannually from the date originally set for redemption, and will at all times until actual redemption remain convertible into Common Stock.

(j) Severability.  If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

3. The number of authorized shares of preferred stock of the Corporation is five hundred million (500,000,000).  The number of shares of Series B-1 Preferred Stock, none of which has been issued, is 336,240,039.  The number of shares of Series B-2 Preferred Stock, none of which has been issued, is 10,916,547.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.  Executed at San Francisco, California, on June 3, 2008.

                /s/ Rodney S. Rougelot
Name: Rodney S. Rougelot
Title: Chief Executive Officer and Secretary